Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Derma Sciences, Inc. for the registration of 2,057,145 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2004, except for Note 21, as to which the date is March 9, 2004, with respect to the consolidated financial statements of Derma Sciences, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 19, 2004